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Exhibit 99.5

CONSENT OF
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

        We hereby consent to the use of our opinion letter dated January 25, 2005 to the Board of Directors of Magnum Hunter Resources, Inc. ("Magnum Hunter") included as Annex D to the joint proxy statement/prospectus which forms a part of Amendment No. 1 to the Registration Statement on Form S-4 relating to the proposed merger of Magnum Hunter with a subsidiary of Cimarex Energy Co. and to the references to such opinion in such joint proxy statement/prospectus under the caption "CHAPTER I—THE MERGER; THE MERGER; Opinions of Magnum Hunter's Financial Advisors—Merrill Lynch, Pierce, Fenner & Smith Incorporated." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
By:	/s/ F. BRADY PARISH, JR. Name: F. Brady Parish, Jr. Title: Director, Investment Banking

Houston, Texas
April 8, 2005

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CONSENT OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED